2009 Purchase and Sale Agreement on Hot Rolled Steel Strip (850mm Unit)

Party A: Delong Steel Co., Ltd.
Party B: Shanxi Guolian Pipe Industry Group Co., Ltd.

In consideration of the purchase and sales of hot rolled steel strips in 2009, Party A and Party B agree to conclude the Agreement as below through adequate negotiations and based on the principles of “mutual benefits, risks sharing, long-term cooperation and interests sharing”.
I.	Allocation of Resources
1.
Party B purchases the hot rolled steel strips in a total quantity of 6,000 tons from Party A from January 2009 to December 2009. Party B shall order the goods in equal quantity in each month. The agreed quantity per month is 5,000 tons. The parties allow a deviation of +/- 10% in the annual quantity and the quantity delivered in each month.

2.
Due to the equipment of Party A, the specifications of the hot rolled steel strips supplied by Party A shall be subject to the specifications which Party A may produce currently. The other specifications shall be subject to the separate agreement by the parties.

II.	Security Deposit and Price
1.
Party B shall pay the security deposit as per the agreed total quantity (subject to the attached details of security deposit). Upon the achievement of the agreement total quantity, Party A will refund the security deposit in the form of goods.

2.
Party B shall effect about 70% monthly payment before the 25th day of each month to confirm the production plan of next month. The parties shall determine such details as specifications, quantity and date of delivery through negotiations. Party B shall pay the remaining amount before the 5th day of next month.

3.
The price shall be subject to the sale price of Party A prevailing on the date of payment arrival. Upon the arrival of the payment, the price shall not be increased if the sale price of Party A is raised but shall be decreased if the sale price of Party A is decreased. In case of any significant fluctuation in the market, the parties shall settle the problems so arising based on the principles of  “mutual benefits and risks sharing”. The funds in excess of the amount for the agreed monthly quantity may be carried forward to the next month; provided that the price shall be subject to the then-current sale price of Party A.

4.
The preferential policies granted by Party A to the contractual clients shall apply to the hot rolled steel strips purchased by Party B within the agreed quantity based on the polices of Party A on hot rolled steel strips.

III.	Responsibilities and Obligations
1.
In case of any quality problem arising during the time when Party B uses the products of Party A, Party A shall arrive at the site of Party B in the possibly shortest time to confirm and settle the problems through negotiations.

2.	Party A is responsible and obligated to serve Party B for the whole process. Party A shall dispatch the business personnel on a regular basis to Party B to carry out the relevant marketing services.
3.
Party A and Party B shall frequently exchange the relevant information and communicate with each other based on the principles of “sharing market and information” so that Party A may better serve Party B.

IV.	Liabilities for Breaching the Agreement
1.
Party A agrees that one-month agreed quality may be waived for the benefits of Party B during the term of the Agreement taking full account of the overhaul of the equipment and the other pertinent factors of Party B. Where Party B fails to achieve the agreed quantity for two months (including the month when the agreed quantity may be waived), Party A will deduct 50% security deposit. Where Party B fails to achieve the agreed quantity for three months (including the month when the agreed quantity may be waived), Party A will deduct 100% security deposit, cancel the qualification of Party B under the Agreement and charge the fees originally exempted under the preferential policies.

2.
One-month agreed quantity may also be waived for the benefits of Party A. Where Party A fails to deliver the agreed quantity for two months (including the month when the agreed quantity may be waived), Party A shall indemnify Party B at 50% of the security deposit. Where Party A fails to deliver the agreed quantity for three months (including the month when the agreed quantity may be waived), Party A shall indemnify Party B at 100% of the security deposit.

V.	Miscellaneous
1.	The Agreement shall be performed in Xingtai, Hebei Province.

2.
Any and all the disputes arising out of or in connection with the Agreement shall be settled by Party A and Party B through negotiations. Where no agreement may be reached by the parties through such negotiations, the parties shall submit the disputes to the local arbitration institution in the place where Party A in located for arbitration.

3.	Matters not mentioned herein shall be settled by Party A and Party B through negotiations.
4.
The Agreement shall be made in two counterparts. Party A and Party B shall hold one counterpart respectively. The Agreement shall take effect after duly signed and stamped by Party A and Party B and shall remain in effect from January 1, 2009 to December 31, 2009. Party A and Party B shall separately negotiate with each other regarding the renewal of the Agreement upon the expiry of the valid term hereof.

For and on behalf of	For and on behalf of
Party A: Delong Steel Co., Ltd.	Party B: Shanxi Guolian Pipe Industry Group Co., Ltd.
Signed by:	Signed by

January 1, 2009	January 1, 2009